Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Autocallable Yield Optimization Notes linked to common stock of Facebook, Inc. due November 28, 2014	$1,499,990.94	$193.20
Trigger Autocallable Yield Optimization Notes linked to common stock of GT Advanced Technologies Inc. due November 28, 2014	$1,499,991.94	$193.20

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated November 25, 2013)

UBS AG Trigger Autocallable Yield Optimization Notes

UBS AG $1,499,990.94 Notes Linked to common stock of Facebook, Inc. due November 28, 2014

UBS AG $1,499,991.94 Notes Linked to common stock of GT Advanced Technologies Inc. due November 28, 2014

Investment Description

UBS AG Trigger Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying equity”). The issue price of each Note will be equal to the closing price of the underlying equity on the trade date. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity unless the Notes are previously called. If the closing price of the underlying equity is greater than or equal to the initial price on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon due on the coupon payment date that is also the call settlement date and no further amounts will be paid on the Notes. If by maturity the Notes have not been called, UBS will either pay you the principal amount per Note or, if the closing price of the underlying equity on the final valuation date is less than the specified trigger price, UBS will deliver to you one share of the underlying equity for each of your Notes (the “share delivery amount”) (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth significantly less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth significantly less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Automatic Call: The Notes will be called automatically if the closing price of the underlying equity is greater than or equal to the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon due on the coupon payment date that is also the call settlement date and no further amounts will be owed to you.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the underlying equity is greater than or equal to the trigger price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying equity. If the Notes are not previously called and the closing price of the underlying equity is less than the trigger price on the final valuation date, UBS will deliver to you at maturity the share delivery amount, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	November 25, 2013
Settlement Date	November 29, 2013
Observation Dates*	Quarterly (see page 3)
Final Valuation Date*	November 24, 2014
Maturity Date*	November 28, 2014

*	Subject to postponement in the event of a market disruption event, as described in the Trigger Autocallable Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE TRIGGER AUTOCALLABLE YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to the two separate Notes we are offering. Each of the two Notes are linked to the common stock of a different company and each of the two Notes has a different coupon rate, initial price and trigger price. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called. The performance of each Note will not depend on the performance of any other Note.

Underlying Equity	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Trigger Price**	CUSIP	ISIN
Common stock of Facebook, Inc.	FB	13.05% per annum	13.05%	$44.82	$31.37, which is 70% of the Initial Price	90271R541	US90271R5413
Common stock of GT Advanced Technologies Inc.	GTAT	19.10% per annum	19.10%	$ 9.86	$4.93, which is 50% of the Initial Price	90271R558	US90271R5587
*	The actual total coupon paid will be based on the duration of the Notes.
**	The trigger price and share delivery amount are subject to adjustments in the case of certain corporate events described in the Trigger Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is (i) $43.82 for Notes linked to the common stock of Facebook, Inc. and (ii) $9.47 for Notes linked to the common stock of GT Advanced Technologies Inc. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Trigger Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Trigger Autocallable Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note*	Total	Per Note**	Total	Per Note**
Common stock of Facebook, Inc.	$1,499,990.94	$44.82	$22,499.86	$0.6723	$1,477,491.08	$44.1477
Common stock of GT Advanced Technologies Inc.	$1,499,991.94	$9.86	$22,499.88	$0.1479	$1,477,492.06	$9.7121
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 2.00% of the initial price, which reflects the total underwriting discount.
***	Dollar value is equal to 98.00% of the initial price, which reflects the deduction of the total underwriting discount from the issue price to the public.

UBS Financial Services Inc. Pricing Supplement dated November 25, 2013	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Autocallable Yield Optimization Notes product supplement dated November 25, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513452821/d633722d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Trigger Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated November 25, 2013, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying equity.
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Call Feature	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Observation Dates	February 26, 2014, May 28, 2014, August 27, 2014 and November 24, 2014.
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying equity, unless the Notes have been previously called. The coupon rate is (i) 13.05% per annum for Notes linked to the common stock of Facebook, Inc. and (ii) 19.10% per annum for Notes linked to the common stock of GTAT Advanced Technologies Inc.
Total Coupon Payable	The total coupon payable is (i) 13.05% for Notes linked to the common stock of Facebook, Inc. and (ii) 19.10% for Notes linked to the common stock of GT Advanced Technologies. The actual total coupon paid will be based on the duration of the Notes.
1st Installment through 12th Installment (unless called earlier)	For Notes linked to the common stock of Facebook, Inc.: $0.4874. For Notes linked to the common stock of GT Advanced Technologies Inc.: $0.1569.
Trigger Price	A percentage of the initial price, as specified on the cover of this pricing supplement, subject to adjustment in the case of certain corporate events, as described in the Trigger Autocallable Yield Optimization Notes product supplement.
Share Delivery Amount	One share of the underlying equity for each of your Notes. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Trigger Autocallable Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying equity is greater than or equal to the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is less than the trigger price, at maturity we will deliver to you the share delivery amount.

The value of the share delivery amount is expected to be worth significantly less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement and as determined by the calculation agent, subject to adjustment in the case of certain corporate events, as described in the Trigger Autocallable Yield Optimization Notes product supplement.
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.

Investment Timeline

Trade date:	The closing price of the underlying equity is observed (the initial price) and the trigger price is determined. The coupon rate is set.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying equity on any observation date is greater than or equal to the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon due on the corresponding coupon payment date.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying equity is greater than or equal to the trigger price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is less than the trigger price, UBS will deliver to you the share delivery amount (subject to adjustments in the case of certain corporate events, as described in the Trigger Autocallable Yield Optimization Notes product supplement).

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH SIGNIFICANTLY LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be greater than or equal to the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying equity is not likely to be less than the trigger price and, if it is, you can tolerate receiving shares of the underlying equity at maturity worth significantly less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Notes based on the coupon rate per annum as set forth on the cover hereof.

♦

You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the final price of the underlying equity is likely to be less than the trigger price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying equity at maturity worth significantly less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are unwilling to invest in the Notes based on the coupon rate per annum as set forth on the cover hereof.

♦

You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):

♦ December 31, 2013 ♦ January 31, 2014 ♦ February 28, 2014* ♦ March 31, 2014 ♦ April 30, 2014 ♦ May 30, 2014*	♦ June 30, 2014 ♦ July 31, 2014 ♦ August 29, 2014* ♦ September 30, 2014 ♦ October 31, 2014 ♦ November 28, 2014*

*	Corresponding call settlement dates for the applicable quarterly observation dates

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payments will be three business days preceding the coupon payment date except that the record date that corresponds to the coupon payable on the maturity date will be the final valuation date.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Trigger Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the trigger price and only at maturity. If the Notes are not called and the final price of the underlying equity is less than the trigger price, UBS will deliver to you the share delivery amount, which is one share per Note, instead of the principal amount in cash. If you receive shares of the underlying equity at maturity, the value of the shares you receive are expected to be significantly less than the principal amount of the Notes or may have no value at all. As a result, you will be exposed to the full decline of the underlying equity. More specifically, if the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying equity has declined from its initial price.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the closing price of the underlying equity could be less than the trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is greater than the trigger price.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying equity, which may be significant. If the Notes are not called and the closing price of the underlying equity on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity. If the closing price of the underlying equity on the final valuation date is less than the trigger price, UBS will deliver to you the share delivery amount, which will be worth less than the trigger price as of the final valuation date. Therefore, your return on the Notes as of an applicable call settlement date or the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity .

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as 3 months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equity” and “Facebook, Inc.” and “GT Advanced Technologies Inc.” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

Fair value considerations.

♦

The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid or, if not called, that the closing price of the Notes will not be less than the trigger price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the share delivery amount for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the trigger price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” of the Trigger Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity , which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying equity’s closing price is greater than its initial price on each observation date as well as whether the final price is less than the trigger price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section below entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” in the Trigger Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment per Note at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Coupon rate**:	13.00% per annum (or $0.3250 per monthly period)
Total coupon payable**:	13.00% (or $3.90 per Note)
Initial price of the underlying equity:	$30.00 per share
Trigger price:	$18.00 (60% of the initial price)
Principal Amount:	$30.00 per note (set equal to the initial price)
Share delivery amount:	One share of the underlying equity per Note
Dividend yield on the underlying equity ***:	1.00%

*	The actual coupon rate and terms for each Note are listed on the cover of this pricing supplement. Amounts may have been rounded for ease of analysis.

**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. Your potential return on the Notes may be greater or less than the returns shown in the examples below. The total amount paid will be based on the duration of the notes.

***	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$35.00 (greater than or equal to Initial Price, Notes are called)
Payment at Call Date:	$30.3250
Coupons Previously Paid:	$ 0.6500

Total:	$30.9750
Total Return on the Notes:	3.25%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $0.6500 received on previous coupon payment dates, UBS will have paid you a total of $30.9750 per Note for a 3.25% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$26.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$28.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$27.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$32.00 (greater than Initial Price, Notes are called)

Payment at Call Date:	$30.3250
Coupons Previously Paid:	$ 3.5750

Total:	$33.9000
Total Return on the Notes:	13.00%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $3.5750 received on previous coupon payment dates, UBS will have paid you a total of $33.9000 per Note for a 13.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is greater than or equal to the Trigger Price of $18.00.

Closing Price at First Observation Date:	$27.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$29.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$26.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$25.75 (less than Initial Price, Notes NOT called, greater than Trigger Price)

Payment at Maturity:	$30.3250
Coupons Previously Paid:	$ 3.5750

Total:	$33.9000
Total Return on the Notes:	13.00%

Since the Notes are not called on any observation date and final price of the underlying equity is greater than or equal to the trigger price of $18.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $3.5750 received on previous coupon payment dates, UBS will have paid you a total of $33.9000 per Note for a 13.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Trigger Price of $18.00.

Closing Price at First Observation Date:	$25.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$26.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$20.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$10.00 (less than Initial Price, Notes NOT called), less than Trigger Price

Payment at Maturity (consisting of the share delivery amount):	$ 10.00
Coupon Paid at Maturity	$ 0.3250
Coupons Previously Paid:	$ 3.5750

Total:	$ 13.90
Total Return on the Notes:	-53.67%

Since the Notes are not called on any observation date and the final price of the underlying equity is less than the trigger price of $18.00, UBS will deliver at maturity the share delivery amount and investors will be exposed to the full decline in the underlying equity. The value received at maturity and the total return on the Notes at that time depends on the price of the underlying equity on the maturity date. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $3.5750 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $13.90 per Note for a loss on the Notes of 53.67%.

Hypothetical Return at Maturity(1)

Underlying Equity		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Equity at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$45.00	50.00%	51.00%	$33.90	13.00%	n/a	n/a
$43.50	45.00%	46.00%	$33.90	13.00%	n/a	n/a
$42.00	40.00%	41.00%	$33.90	13.00%	n/a	n/a
$40.50	35.00%	36.00%	$33.90	13.00%	n/a	n/a
$39.00	30.00%	31.00%	$33.90	13.00%	n/a	n/a
$37.50	25.00%	26.00%	$33.90	13.00%	n/a	n/a
$36.00	20.00%	21.00%	$33.90	13.00%	n/a	n/a
$34.50	15.00%	16.00%	$33.90	13.00%	n/a	n/a
$33.00	10.00%	11.00%	$33.90	13.00%	n/a	n/a
$31.50	5.00%	6.00%	$33.90	13.00%	n/a	n/a
$30.00	0.00%	1.00%	$33.90	13.00%	n/a	n/a
$28.50	-5.00%	-4.00%	$33.90	13.00%	n/a	n/a
$27.00	-10.00%	-9.00%	$33.90	13.00%	n/a	n/a
$24.00	-20.00%	-19.00%	$33.90	13.00%	n/a	n/a
$22.50	-25.00%	-24.00%	$33.90	13.00%	n/a	n/a
$21.00	-30.00%	-29.00%	$33.90	13.00%	n/a	n/a
$19.50	-35.00%	-34.00%	$33.90	13.00%	n/a	n/a
$18.00	-40.00%	-39.00%	$33.90	13.00%	n/a	n/a
$16.50	-45.00%	-44.00%	n/a	n/a	$20.40	-32.00%
$15.00	-50.00%	-49.00%	n/a	n/a	$18.90	-37.00%
$13.50	-55.00%	-54.00%	n/a	n/a	$17.40	-42.00%
$12.00	-60.00%	-59.00%	n/a	n/a	$15.90	-47.00%
$10.50	-65.00%	-64.00%	n/a	n/a	$14.40	-52.00%
$ 9.00	-70.00%	-69.00%	n/a	n/a	$12.90	-57.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.

(2)	A trigger event does not occur if the hypothetical final price of the underlying equity is greater than or equal to the hypothetical trigger price.

(3)	A trigger event occurs if the hypothetical final price of the underlying equity is less than the hypothetical trigger price.

(4)

If the hypothetical final price of the underlying equity is greater than or equal to the hypothetical trigger price, this number represents the final price. If the hypothetical final price of the underlying equity is less than the hypothetical trigger price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)

The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be less than -70% and you therefore may lose up to 100% of your principal amount.

(6)	The total return on the underlying equity at maturity includes a hypothetical 1.00% cash dividend payment.

(7)	Payment consists of the principal amount plus hypothetical coupon payments of 13.00% per annum.

(8)	The total return on the Notes at maturity includes hypothetical coupon payments of 13.00% per annum.

(9)

If the hypothetical final price of the underlying equity is less than the hypothetical trigger price, the total return at maturity consists of the share delivery amount plus coupons received. This amount will only be positive in the event that the market price of the underlying equity on the maturity date is substantially greater than the hypothetical final price of such underlying equity. Such an increase in price is not likely to occur.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into each underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first, second and third calendar quarters of 2013, where applicable. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

Each of the underlying equities will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. The products allow users to stay connected with their friends and family as well as share information. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook Platform to build applications and Websites that integrate with Facebook to reach its users and to build personalized and social products. Advertisers can engage with more than 900 million monthly active users on Facebook or subsets of its users based on information they have chosen to share with Facebook. Facebook offers advertisers a combination of reach, relevance, social context and engagement. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Facebook’s common stock, based on daily closing prices on the primary exchange for Facebook, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Facebook’s closing price on November 25, 2013 was $44.82. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/18/2012*	6/30/2012*	$38.37	$25.87	$31.12
7/2/2012	9/28/2012	$32.17	$17.73	$21.65
10/1/2012	12/31/2012	$28.24	$18.99	$26.63
1/2/2013	3/29/2013	$32.46	$25.14	$25.58
4/1/2013	6/28/2013	$28.97	$22.90	$24.86
7/1/2013	9/30/2013	$51.24	$24.37	$50.24
10/1/2013**	11/25/2013**	$54.22	$44.82	$44.82

*	Facebook’s common stock commenced trading on the NASDAQ Global Select Market on May 18, 2012 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2012 includes data for the period from May 18, 2012 through June 30, 2012. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

**	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 25, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Facebook’s common stock from May 18, 2012 through November 25, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $31.37, which is equal to 70% of the closing price on November 25, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

GT Advanced Technologies Inc.

According to publicly available information, GT Advanced Technologies Inc. (“GT Advanced”) is a technology company with crystal growth equipment and offerings for the global solar, light emitting diode and electronics industries. GT Advanced’s three business segments include: its polysilicon business, it photovoltaic, or PV, business and its sapphire business. The polysilicon business involves the product design, quality control, engineering services, project management and process development related to the production of polysilicon. The PV business involves the development, manufacture and sales of crystallization growth furnaces to produce silicon ingots used in the production of solar wafers. The sapphire business markets and sells of GT Advanced’s ASF systems to customers. GT Advanced’s products include Silicon Deposition Reactors and related equipment, Advanced sapphire crystallization furnaces (ASF) and Directional solidification furnaces and related equipment. GT Advanced’s also produces sapphire material, which is sold directly to customers and used in a variety of products such as epitaxial-ready wafers for use in the LED and other specialty markets. Information filed by GT Advanced with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34133, or its CIK Code: 0001394954. GT Advanced’s website is http://www.gtat.com. GT Advanced’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “GTAT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for GT Advanced’s common stock, based on daily closing prices on the primary exchange for GT Advanced, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. GT Advanced’s closing price on November 25, 2013 was $9.86. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$ 6.75	$3.32	$ 6.64
4/1/2009	6/30/2009	$ 8.27	$5.14	$ 5.32
7/1/2009	9/30/2009	$ 6.98	$4.78	$ 5.81
10/1/2009	12/31/2009	$ 5.94	$4.64	$ 5.56
1/4/2010	3/31/2010	$ 6.40	$5.06	$ 5.23
4/1/2010	6/30/2010	$ 6.15	$5.01	$ 5.60
7/1/2010	9/30/2010	$ 8.78	$5.56	$ 8.37
10/1/2010	12/31/2010	$ 9.46	$6.69	$ 9.12
1/3/2011	3/31/2011	$11.67	$9.34	$10.66
4/1/2011	6/30/2011	$16.20	$9.32	$16.20
7/1/2011	9/30/2011	$17.11	$7.02	$ 7.02
10/3/2011	12/30/2011	$ 8.95	$6.63	$ 7.24
1/3/2012	3/30/2012	$ 9.64	$7.42	$ 8.27
4/2/2012	6/30/2012	$ 8.38	$4.05	$ 5.28
7/2/2012	9/28/2012	$ 6.94	$4.76	$ 5.45
10/1/2012	12/31/2012	$ 5.36	$2.86	$ 3.02
1/2/2013	3/29/2013	$ 3.76	$2.65	$ 3.29
4/1/2013	6/28/2013	$ 4.59	$3.09	$ 4.15
7/1/2013	9/30/2013	$ 8.51	$4.07	$ 8.51
10/1/2013*	11/25/2013*	$10.40	$7.50	$ 9.86

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through November 25, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of GT Advanced’s common stock from July 24, 2008 through November 25, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $4.93, which is equal to 50% of the closing price on November 25, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Trigger Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Trigger Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Facebook, Inc.	13.05% per annum	0.41% per annum	12.64% per annum
Common stock of GT Advanced Technologies Inc.	19.10% per annum	0.41% per annum	18.69% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. Further, we will not attempt to ascertain whether the issuer of any underlying equity would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code. If you receive the underlying equity, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying equity and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying equity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-46 of the Trigger Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the Trigger Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied. In this regard, we have not attempted to determine whether the issuer of any underlying equity would be a “U.S. Real Property Holding Corporation” if it were a corporation for U.S. tax purposes or whether the Notes (in part or in whole) could be treated as “United States real property interests” as each is defined in Section 897 of the Code. However, if the IRS were to successfully assert that the Notes (in part or in whole) are, in fact, United States real property interests, all or a portion of any gain to a Non-U.S. Holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the Note as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Note as United States real property interests.

If the Notes are physically settled by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. In respect of any of the underlying equity that constitute shares in a U.S. corporation, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. You might also be subject to U.S. tax to the extent interests in the underlying equity are considered United States real property interests and possibly subject to withholding on gross proceeds from disposition of such underlying equity. We will not attempt to ascertain whether the issuer of any of the underlying equity constitutes or would be treated as a “United States real property holding corporation” within the meaning of Section 897. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for each of the underlying equities.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASES, OWNERSHIP AND DISPOSITION OF THE NOTES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Notes have been issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.